UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 19, 2003

WOMEN FIRST HEALTHCARE, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-26487	13-3919601
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12220 El Camino Real, Suite 400 San Diego, CA 92130
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 509-1171

This Current Report on Form 8-K is filed by Women First HealthCare, Inc., a Delaware corporation (the “Company”), in connection with the matters described herein.

Item 5.    Other Events and Required FD Disclosure.

On March 19, 2003, the Company announced its fourth quarter and full year results. Key financial performance measures were as follows:

•	Net revenues were $11.6 million compared to $9.9 million in the fourth quarter of 2001. The increase is primarily a result of sales of the Vaniqa® product offset by slower than anticipated prescription growth for the Company’s other products. Following a detailed review of product held by the Company’s significant customers, the Company deferred revenues of $4.2 million representing product sales that did not meet its revenue recognition criteria and established reserves for rebates, chargebacks and product returns of $3.7 million. The Company also took a charge of $1.1 million for excess inventory that may expire before it can be sold. The Company reported that the deferral of revenue and creation of reserves arose from slower than anticipated prescription growth for the Company’s products.

•	Net loss for the fourth quarter of 2002 was $6.5 million compared to net income of $52,000 in the fourth quarter of 2001. The decline in operating results was a result of lower gross margins, increased marketing and sales expenses of $2.7 million and a $1.3 million increase in interest expense. The fourth quarter’s net loss available to common stockholders of $6.8 million, or $.30 per share, includes a $336,000 charge related to the accretion of stated value of the convertible preferred stock issued in connection with the Company’s Vaniqa® financing.

•	For the year ended December 31, 2002, revenues were $48.6 million and the net loss was $4.0 million, or $.17 per diluted share. After giving effect to accretion in the stated value of the convertible preferred stock issued in conjunction with the Company’s Vaniqa financing, the net loss available to common stockholders was $5.7 million, or $.25 per share. The results compare with revenue of $28.4 million and a net loss of $3.4 million, or $.17 per share, in the 2001 period.

The Company reports results in two segments as follows:

•	The Pharmaceutical Division recorded net revenues of $9.7 million in the fourth quarter 2002, 18% more than the $8.2 million recorded in the fourth quarter of 2001. For the full year, the Division recorded revenues of $41.0 million, almost double the $21.1 million in 2001. Pharmaceutical revenue accounts for 84% of consolidated net revenue for 2002 versus 74% in the prior year period.

•	The Consumer Business Division recorded revenues of $1.8 million in the fourth quarter 2002, up slightly from $1.7 million recorded in 2001. For the full year, the Division recorded revenues of $7.6 million versus $7.3 million in 2001.

The Company also announced restructuring plans. The Company plans to create a Skincare Division in an effort to leverage and grow its Vaniqa product worldwide, with a particular focus on dermatologists. In addition, the Company plans to downsize its Women’s Health Division and narrow its focus to those territories which can profitably detail Esclim and Vaniqa to the OB/GYN community. The Company indicated that these actions will negatively impact operating results for 2003, but believes they are right for the long term health of the Company.

The Company announced that it has hired CIBC as an advisor and has been exploring strategic options including a merger or sale of the Company. The Company emphasized the need to return its business to profitability, and indicated it intends to do this by building the Vaniqa franchise, reorganizing and refocusing the Women’s Health Division, building As We Change, selling non-strategic assets and restructuring its debt.

The Company explained in its announcement that deferred revenue represents product that that had been shipped, billed and paid for. However, the Company’s analysis of each of its major customers’ inventory led the Company to defer recognizing revenue on these products until such time as the Company is satisfied that revenue recognition criteria have been met. Partly as a result of this, and recognizing that prescriptions have slowed, the Company established a reserve for inventories that may become dated before the Company can sell them at an acceptable price. The Company’s analysis of product movement and product in the distribution channel is ongoing, and the Company plans to adjust these reserves as more current information becomes available.

The Company’s 2002 results have caused it to fall out of compliance with the financial covenants related to the senior secured notes, which required minimum EBITDA, minimum fixed charge coverage ratio and minimum net worth measured as of December 31, 2002 and the four quarters then ended and limited capital expenditures during 2002. The Company has $28 million outstanding on its senior secured notes and is working closely with its lenders to restructure the notes.

Forward-Looking Statements

Except for the historical information contained herein, this report contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Some forward-looking statements can be identified by forward-looking words such as “believe,” “think,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would” and similar expressions. Such forward-looking statements are subject to various risks, and the Company cautions you that any forward-looking information is not a guarantee of future performance. The Company disclaims any intent or obligation to update these forward-looking statements. Actual results could differ materially due to a number of factors, including:

•	we have incurred significant losses since we were founded in November 1996, and if midlife women do not use, and their clinicians do not recommend, the products we offer, we will experience losses in the future;

•	there is a limited market awareness of our Company and the products and services we offer;

•	we may not be able to identify appropriate acquisition, licensing, or co-promotion candidates in the future or to take advantage of the opportunities we identify;

•	we and our products face significant competition;

•	our products may not achieve or maintain market acceptance for a variety of reasons, including as a result of recent research published by the National Cancer Institute and the National Institutes of Health concerning estrogen replenishment therapy and combination estrogen/progestin hormonal replenishment therapy in healthy menopausal women, respectively;

•	if we do not successfully manage any growth we experience, we may experience increased expenses without corresponding revenue increases;

•	we are dependent on single sources of supply for all of the products we offer;

•	reduced consumer confidence could adversely affect sales by our Consumer Business Division;

•	our third party suppliers and licensors may terminate their agreements with us earlier than we expect, and as a result we may be unable to continue to market and sell the related pharmaceutical products on an exclusive basis or at all;

•	if we overestimate demand for our products, we may be required to write off inventories and/or increase our reserves in future periods;

•	we have incurred significant debt obligations which will require us to make debt service payments in the future;

•	we may not be successful in our efforts to restructure our debt and reset the applicable financial covenants, and even if we are able to do so, we may not maintain compliance with the new covenant levels; and

•	additional factors set forth in the Company’s other Securities and Exchange Commission filings including its Annual Report on Form 10-K for the period ended December 31, 2001 and its Form 10-Q for the period ended September 30, 2002.

Women First HealthCare, Inc.

Unaudited Consolidated Balance Sheets

(in thousands)

	December 31, 2002	December 31, 2001
Assets
Current assets:
Cash and cash equivalents	$9,079	$19,378
Accounts receivable, less Allowance for doubtful accounts and discounts	15,860	9,383
Inventory	2,963	1,147
Prepaid expenses and other current assets	3,559	1,261

Total current assets	31,461	31,169
Property and equipment, net	864	1,066
Product rights, net	76,339	36,205
Intangible assets, net	2,813	2,809
Restricted cash	100	100
Notes Receivable from Officers	228	—
Other assets, net	5,431	1,406

Total assets	$117,236	$72,755

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,508	$2,139
Payable to related party	772	419
Accrued salaries and employee benefits	638	646
Accrued payroll taxes	13	1,350
Reserve for product rebates, chargebacks, returns and exchanges	2,926	1,717
Deferred revenue	4,204	—
Other accrued liabilities	2,716	769
Note payable and accrued interest payable	3,079	2,728

Total current liabilities	17,856	9,768
Notes payable and accrued interest payable	39,840	17,267
Senior convertible redeemable preferred stock	13,682	—
Stockholders’ equity:
Preferred stock	—	—
Common stock	23	22
Treasury stock	(100)	(100)
Additional paid-in capital	120,486	114,771
Deferred compensation	—	(87)
Accumulated deficit	(74,551)	(68,886)

Total stockholders’ equity	45,858	45,720

Total liabilities and stockholders’ equity	$117,236	$72,755

Women First HealthCare, Inc.

Unaudited Consolidated Statements of Operations

(in thousands, except per share data)

	Three months ending Dec. 31,		Twelve months ending Dec. 31,
	2002	2001	2002	2001
Net product revenue	$11,551	$9,852	$48,618	$28,363
Net service revenue from related party	—	—	—	44

Total net revenues	11,551	9,852	48,618	28,407
Cost of sales	6,904	2,733	17,685	8,238

Gross margin	4,647	7,119	30,933	20,169
Marketing and sales	7,622	4,962	24,383	16,113
General and administrative	1,803	1,872	6,238	7,539
Regulatory, research and development	134	126	568	464

Total costs and expenses	9,559	6,960	31,189	24,116

Income (loss) from operations	(4,912)	159	(256)	(3,948)
Interest and other income	44	160	204	972
Interest expense	(1,588)	(267)	(3,906)	(465)

Net income (loss)	(6,456)	52	(3,958)	(3,441)
Accretion of beneficial conversion feature related to convertible preferred stock	—	—	(1,024)	—
Accretion of stated value of convertible preferred stock	(336)	—	(682)	—

Net income (loss) available to common stockholders	$(6,792)	$52	$(5,664)	$(3,441)

Net income (loss) per share:
Basic	$(0.28)	$0.00	$(0.17)	$(0.17)

Diluted		$0.00

Net income (loss) per share available to common stockholders:
Basic and diluted	$(0.30)	$0.00	$(0.25)	$(0.17)

Weighted average shares used in computing net income per share:
Basic	22,950	22,465	22,851	19,707

Diluted		23,698

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Women First HealthCare, Inc.

Date:	March 21, 2003	By:	/s/ CHARLES M. CAPORALE
Charles M. Caporale Vice President, Chief Financial Officer, Treasurer and Secretary